Exhibit 10.06 - March 2, 2012 Assignment Agreement between Sunrise Technology and Resource Recyclying

ASSIGNMENT OF LICENSING RIGHTS

This Assignment of Licensing Rights (this "Assignment") is effective as of March 2, 2012 (the "Effective Date") between Sunrise Technology, LLC, a Michigan limited liability company with a resident agent located at 132 North Old Woodward Avenue in Birmingham, Michigan 48009 ("Assignor"), and Resource Recycling Limited, Inc., a Delaware corporation doing business at 204 Cricken Tree Drive in Simpsonville, South Carolina 29681 ("Assignee").

RECITALS

WHEREAS, Assignor is a licensing entity set up solely for the purpose of sublicensing and managing intellectual property licensed to it by Green Ecology Green Ecology, Ltd., a British Virgin Islands corporation with a mailing address of P.O. BOX 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands ("Green Ecology") under the terms of the following two agreements: (i) Global License and Use Agreement Excluding the United States of America, Canada and Mexico dated February 22, 2012 (the "Sunrise/Green Ecology Global License"), and (ii) Exclusive License and Use Agreement for the United States of America, Canada and Mexico dated February 22, 2012 (the "Sunrise/Green Ecology US License"). These licensing agreements are collectively referred to as the "Sunrise/Green Ecology Agreements" and are attached hereto as Exhibit A. The intellectual property being assigned under the Sunrise/Green Ecology Agreements is referred to as the "Intellectual Property."

WHEREAS, under the Sunrise/Green Ecology Global License, Sunrise has agreed to pay Green Ecology a licensing fee based on net revenue earned by Resource Recycling in PyroTec sublicensing the Intellectual Property to third-parties for a fee, which is identified in the licensing agreement as a "Global Rights Sale." Resource Recycling earns forty-percent (40%) of the gross revenue associated with a Global Rights Sale. In setting the fee associated with the Global Rights Sale, Resource Recycling is obligated to pay Sunrise twenty-seven percent (27%) of the gross proceeds earned by Resource Recycling through a Global Rights Sale, which the parties identified in the licensing agreement as the "Resource Recycling Global Fee." In consideration for the exclusive global license in the Sunrise/Green Ecology Global License, Sunrise has agreed to pay Green Ecology an amount equal to ninety-two (92%) of the Resource Recycling Global Fee. The parties have commonly referred to this fee arrangement as the "10% Rights Fee," since the fee equals 10% of the global rights fee earned by Resource Recycling in its licensing fee agreement with PyroTec.

WHEREAS, under the Sunrise/Green Ecology US License, Sunrise is solely responsible for the fee in the amount of $100,000 per year, unless Sunrise purchases a minimum of five (5) pyrolysis systems and 180 tons per day in a calendar year and if this condition occurs, Green Ecology agrees to release Sunrise of the yearly fee. This fee is referred to herein as the "US-Based Licensing Fee."

Assignor wishes to assign to Assignee, and Assignee wishes to obtain from Assignor, the rights to use the Intellectual Property under the terms and conditions under this Assignment.

AGREEMENT

In accordance with the Recitals and for good and valuable consideration, the sufficiency of which is acknowledged, the undersigned parties agree as follows:

1. Assignor assigns to Assignee its entire right, title, and interest in and to the Intellectual Property, for the United States and for all other countries, as allowed for under the Sunrise/Green Ecology Agreements.

2. Assignee agrees to compensate Assignor an amount equal to the 10% Rights Fee and the US-Based Licensing Fee within seven (7) days of presentation of a verifiable invoice.

3. Assignor represents and warrants to Assignee that it has the exclusive right to sublicense the Intellectual Property. Assignor represents that the assignment of its licensing of the Intellectual Property to Assignee does not infringe on the Intellectual Property of any other person and Assignor shall take all reasonable steps to secure and protect the Intellectual Property, including without limitation the defense of any claims against the Assignee in relation to the Intellectual Property.

4. Assignor represents and warrants that it is a company in good standing under the laws of the State of Michigan and has full authority to enter into this Assignment without any breach of its governing documents or any applicable law.

5. Assignee represents and warrants that it is a corporation in good standing under the laws of the State of Delaware and has full authority to enter into this Agreement without any breach of its governing documents or any applicable law.

6. Any notice or other communication required or permitted to be made or given to either of the parties pursuant to this Assignment shall be sufficiently made or given on the date of mailing if sent by certified mail, postage prepaid, to its address set forth above, or to such other address as it shall designate by written notice given to the other party.

7. Assignor and Assignee recognize and agree that any violation by Assignee of the terms and conditions of the Agreement may result in irreparable harm to Assignor, and, therefore, Assignee agrees that Assignor shall be entitled to (among other relief) injunctive relief in the event of a default or breach, or alleged default or breach, of this Agreement by Assignee, and Assignee agrees that in the event Assignor seeks such equitable injunctive relief as a result of a default or breach, or alleged default or breach, of this Agreement, Assignee will not oppose such relief on the basis that an adequate remedy is available at law. The foregoing shall not restrict the parties from any other remedies that either may have, either under the terms of this Agreement or under applicable law.

8. The Recitals at the beginning of this Agreement are incorporated by reference. However, the headings of several sections of this Assignment have been inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Assignment.

9. This Assignment shall be interpreted and construed, and the legal relations created in this Agreement shall be determined, in accordance with the laws of the State of Michigan.

10. Should any part or provision of this Assignment be held unenforceable or in conflict with the law of any jurisdiction, the validity of the remaining parts or provision shall not be affected by such holding, the intent of the parties being to effectuate this Agreement to the fullest extent possible.

The parties have executed this Agreement on the date listed on the first page of this Agreement.

WITNESS

/s/Katherine S. Gilmore-Sykes
Name: Katerine S. Gilmore-Sykes

ASSIGNOR

By: /s/Thomas Sykes
Name: Thomas Sykes
Its Manager

WITNESS

/s/Patricia Hahne
Name: Patricia Hahne

ASSIGNEE

By: /s/Walter Hahne
Name: Walter Hahne
Its: Secretary